Offer to Purchase for Cash

                     All Outstanding Shares of Common Stock

           (Including the Associated Preferred Stock Purchase Rights)

                                       of
                                Pennzoil Company
                                       at
                          $84.00 Net Per Share in Cash
                                       by
                             Resources Newco, Inc.,
                          a wholly owned subsidiary of
                       Union Pacific Resources Group Inc.

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   THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
   TIME, ON WEDNESDAY, NOVEMBER 5, 1997, UNLESS THE OFFER IS EXTENDED. SHARES WHICH ARE TENDERED PURSUANT TO THE OFFER MAY BE WITHDRAWN AT ANY TIME
   PRIOR TO THE EXPIRATION DATE.
--------------------------------------------------------------------------------
                                                                 October 7, 1997

TO BROKERS, DEALERS, COMMERCIAL BANKS,
  TRUST COMPANIES AND OTHER NOMINEES:

    We have been appointed by Resources Newco, Inc., a Delaware corporation (the "Purchaser") and a wholly owned subsidiary of Union Pacific Resources Group Inc., a Utah corporation ("UPR"), to act as Dealer Manager in connection with the Purchaser's offer to purchase all outstanding shares of Common Stock, par value $0.83 1/3 per share (the "Common Stock"), of Pennzoil Company, a Delaware corporation ("Pennzoil"), together with the associated preferred stock purchase rights (the "Rights") issued pursuant to the Rights Agreement, dated as of October 28, 1994 (the "Rights Agreement"), between Pennzoil and Chemical Bank, as Rights Agent (the Common Stock, together with the Rights hereinafter referred to as the "Shares") at $84.00 per Share, net to the seller in cash, upon the terms and subject to the conditions set forth in the Purchaser's Offer to Purchase dated June 23, 1997, Supplement dated October 7, 1997 and the related revised Letter of Transmittal (which, together with any amendments or supplements thereto, constitute the "Offer") enclosed herewith.

    For your information and for forwarding to your clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

        1. Supplement dated October 7, 1997;

        2. Revised Letter of Transmittal for your use and for the information of your clients, together with Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding;

        3. Revised Notice of Guaranteed Delivery to be used to accept the Offer if certificates for Shares and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Supplement) or if the procedure for book-entry transfer cannot be completed on a timely basis;

        4. A form of letter which may be sent to your clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer; and

        5. A return envelope addressed to The Bank of New York, the Depositary.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and pay for all of the Shares which are validly tendered prior to the Expiration Date and not theretofore properly withdrawn when, as and if the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. Payment for Shares purchased pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of certificates for such Shares, or timely confirmation of a book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company or the Philadelphia Depository Trust Company, pursuant to the procedures described in Section 2 of the Offer to Purchase and Section 2 of the Supplement, a properly completed and duly executed Letter of Transmittal (or a properly completed and manually signed facsimile thereof) or an Agent's Message in connection with a book-entry transfer, and all other documents required by the Letter of Transmittal.

    The Purchaser will not pay any fees or commissions to any broker or dealer or other person (other than the Dealer Manager and the Information Agent as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. The Purchaser will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

    The Purchaser will pay or cause to be paid all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the enclosed revised Letter of Transmittal.

    WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE.

    THE OFFER AND WITHDRAWAL RIGHTS EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY, NOVEMBER 5, 1997, UNLESS THE OFFER IS EXTENDED.

     In order to take advantage of the Offer, a duly executed and properly completed revised Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry delivery of Shares, and any other required documents, should be sent to the Depositary, and certificates representing the tendered Shares should be delivered or such Shares should be tendered by book-entry transfer, all in accordance with the Instructions set forth in the revised Letter of Transmittal, the Offer to Purchase and the Supplement.

    If holders of Shares wish to tender, but it is impracticable for them to forward their certificates or other required documents or to complete the procedure for delivery by book-entry transfer prior to the expiration of the Offer, a tender may be effected by following the guaranteed delivery procedures specified under Section 2 in the Offer to Purchase and Section 2 of the Supplement.

    Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase or the Supplement.

                                          Very truly yours,


                                          SMITH BARNEY INC.

    NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF THE PURCHASER, UPR, THE DEALER MANAGER, THE INFORMATION AGENT OR THE DEPOSITARY, OR ANY AFFILIATE OF ANY OF THE FOREGOING, OR AUTHORIZE YOU OR ANY OTHER PERSON TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.

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